TASTY BAKING COMPANY AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT




The Registrant owns, directly or indirectly, 100% of the outstanding capital stock of the following subsidiaries:



     Business Name of Corporation             Jurisdiction of Incorporation

     TBC Financial Services, Inc.                      Pennsylvania
     Dutch Mill Baking Company, Inc.                   New Jersey



The aforementioned is included in the Consolidated Financial Statements of the Registrant filed herewith.